Exhibit 10.13
                    EMPLOYMENT CONTINUITY AGREEMENT

      This Agreement made as of this     day of                         ,
 199 , but effective January 1,1998, by and between HANNAFORD BROS. CO., a Maine corporation with its principal place of business in Scarborough, Maine (the "Company") and HUGH G. FARRINGTON ("Farrington"), of Cape Elizabeth, Maine.

      WHEREAS, Farrington has been employed by the Company since August of 1968, serving since 1981 as a director, since 1984 as its President and since 1992 as its Chief Executive Officer; and

      WHEREAS, Farrington's creativity, ability to work with people, experience, knowledge and business skills are extremely valuable to the Company and its stockholders; and

      WHEREAS, in the current business climate an attempted acquisition of the Company is always a possibility; and

      WHEREAS, the Company desires to assure itself of the continued employment of Farrington and the benefit of his independent judgment in the operation of the Company in the event that any such attempted acquisition were made, in light of the disruption resulting from any such attempt; and

      WHEREAS, the Company and Farrington entered into an Employment Continuity Agreement, dated March 15, 1991 ("Agreement"); and

      WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended in writing by the parties, and the Agreement was amended on two occasions thereafter; and

      WHEREAS, the parties desire to amend and restate the Agreement as set forth herein;

      NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties, Farrington and the Company agree as follows:

      1. TERM OF THE AGREEMENT AND RENEWAL. The term of this Agreement shall be for a period beginning January 1, 1998, and ending December 31, 2000. On January 1, 2001, and on January 1 of each period of three (3) years thereafter (in each case such date to be a "Renewal Date") this Agreement automatically shall be renewed for an additional three (3) year term, unless at least one (1) year prior to any such Renewal Date, either party shall have given written notice to the other that such renewal shall not take place. Such notice may be given by the Company only upon the affirmative vote of the Human Resources Committee of the Board of Directors.

      2. "Change in Control Event." Each of the following events shall constitute a "Change in Control Event" for purposes of this Agreement:

      (a) Any person acquires beneficial ownership of Company securities and is or thereby becomes a beneficial owner of securities entitling such person to exercise twenty-seven percent (27%) or more of the combined voting power of the Company's then outstanding stock.

      For purposes of this Agreement, "beneficial ownership" shall be determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, or any similar successor regulation or rule; and the term "person" shall include any natural person, corporation, partnership, trust or association, or any group or combination thereof whose ownership of Company securities would be required to be reported under such Regulation 13D, or any similar successor regulation or rule.

      (b) Within any twenty-five (25) month period, individuals who were Outside Directors at the beginning of such period, together with any other Outside Directors first elected as directors of the Company pursuant to nominations approved or ratified by at least two-thirds (2/3) of the Outside Directors in office immediately prior to such respective elections, cease to constitute a majority of the board of directors of the Company.

      For purposes of this Agreement an "Outside Director" as of a given date shall mean a member of the Company's board of directors who has been a director of the Company throughout the six (6) months prior to such date and who has not been an employee of the Company at any time during such six
 (6) month period.

      (c) The Company ceases to be a reporting company pursuant to Section 13(a) of the Securities Exchange Act of 1934 or any similar successor provision.

      (d) The Company's stockholders approve:

           (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company common stock would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company's common stock immediately prior to the merger or consolidation have substantially the same proportionate ownership and voting control of the surviving corporation immediately after the merger or consolidation; or

           (ii) any sale, lease, exchange, liquidation or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

      Notwithstanding subparagraphs (i) and (ii) above, the term "Change in Control Event" shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company's common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of the holding company.

      3. Rights Upon Involuntary Termination of Employment. If, within twelve (12) months after the occurrence of a Change in Control Event, the Company terminates Farrington's employment for any reason other than Good Cause as defined in Paragraph 5, or if Farrington voluntarily terminates employment for Good Reason as defined in Paragraph 4, the Company shall provide Farrington with the following:

      (a) Within thirty (30) days of such termination, a lump sum cash payment in an amount equal to the sum of:

           (i) three hundred percent (300%) of Farrington's annual base salary in effect upon the date of the Change in Control Event, and

           (ii) three Hundred Percent (300%) of the award Farrington would have received for the year in which such termination occurs, pursuant to the Hannaford Bros. Co. Annual Incentive Plan, assuming that his employment had not terminated and that for such year "actual profit" will equal "budgeted profit" (as those terms are defined in the plan).

      (b) The continuation of Farrington's participation and the participation of his dependents (to the extent they were participating prior to his termination of employment) in the Company's health, life, disability and other employee benefit plans, programs and arrangements (excluding the Hannaford Bros. Co. Employees' Retirement Plan and Hannaford Bros. Co. Savings and Investment Plan) for a period of thirty-six (36) months after such termination as if he were still employed during such period; provided, however, if such participation in any such plan, program or arrangement is specifically prohibited by the terms thereof, the Company shall provide Farrington (and his dependents) with benefits substantially similar to those which he was entitled to receive under such plan, program or arrangement immediately prior to his termination of employment. Additionally, at the end of any period of such coverage, Farrington shall have the right to have assigned to him, for the cash surrender value thereof, any assignable insurance owned by the Company on the life of Farrington.

      For purposes of this Paragraph 3(b), any employee benefit determined with reference to Farrington's compensation or earnings shall be based on his annual base salary unless otherwise provided under the terms of the applicable employee benefit plan, program or arrangement.

      Notwithstanding the foregoing provisions of this Paragraph 3(b) to the contrary, to the extent continuation of Farrington's participation and the participation of his dependents (to the extent they were participating prior to his termination of employment) in an employee benefit plan, program, or arrangement described in this Paragraph 3(b) is specifically provided for under the terms of such plan, program or arrangement relating to retirement from the Company, this Paragraph 3(b) shall not apply.

      (c) Immediately upon such termination Farrington shall be entitled to acceleration of any payments to be made to him under the Hannaford Bros. Co. Deferred Compensation Plan for Officers, the Hannaford Bros. Co. Nonqualified Savings and Investment Plan or any other deferred compensation arrangement for his benefit. Payment under any such plan or arrangement pursuant to this Paragraph 3(c) shall be made in a lump sum within ninety
 (90) days after Farrington's employment terminates.

      (d) The Company shall pay Farrington an amount equal to the award he would have been entitled to receive under the Company's Annual Incentive Plan, if his employment had not terminated, based on the base salary he had earned as of his termination date, and assuming that "actual profit" will equal "budgeted profit" (as those terms are defined in the plan). Such payment shall be made within ninety (90) days after his employment terminates.

      (e) Farrington shall also be entitled to such benefits and rights as are provided upon the occurrence of a Change in Control Event under the terms of the Company's 1988 Stock Plan, 1993 Long Term Incentive Plan, 1998 Stock Option Plan and Supplemental Executive Retirement Plan ("SERP"). FOR PURPOSES OF CALCULATING ANY BENEFIT PAYABLE WITH RESPECT TO FARRINGTON UNDER THE SERP, HIS CASH BALANCE ACCOUNT SHALL BE INCREASED BY THE PRODUCT OF (I) THE CONTRIBUTION CREDIT FOR HIS LAST FULL MONTH OF EMPLOYMENT OR, IF GREATER, HIS LAST FULL MONTH OF EMPLOYMENT PRIOR TO THE CHANGE IN CONTROL EVENT, AND (II) THIRTY-SIX (36).

      4. Termination for Good Reason. For purposes of this Agreement, termination by Farrington of his employment for "Good Reason," except upon Farrington's express written consent otherwise, shall mean:

      (a) the assignment of duties to Farrington which:

           (i) are materially different from his duties immediately prior to the Change in Control Event, or

           (ii) result in his having significantly less authority or responsibility than he had prior to the Change in Control Event; or

      (b) Farrington's removal from, or any failure to re-elect him to, any position he held immediately prior to the Change in Control Event with either the Company or any majority-owned subsidiary; or

      (c) a reduction of Farrington's annual base salary in effect on the date of the Change in Control Event or as the same may be increased from time to time thereafter; or

      (d) the relocation of the Company's principal executive offices to a place outside of the greater Portland, Maine, area, or the Company's transferring or assigning Farrington to a place of employment other than its principal executive offices, except for required business travel to an extent substantially consistent with his business travel obligations immediately prior to the Change in Control Event; or

      (e) the Company's failure to provide Farrington with substantially the same health, life and other employee benefit plans, programs and arrangements (specifically including the Company's stock plans and compensation and incentive plans, as the same may be amended in the future), and substantially the same perquisites of employment, as provided to him immediately prior to the Change in Control Event or as the same may be increased thereafter; or

      (f) the Company's failure to provide Farrington with substantially the same support staff as provided to him immediately prior to the Change in Control Event; or

      (g) the Company's failure to increase Farrington's salary, employee benefits or perquisites of employment in a manner or an amount commensurate with the increases provided to the Company's Senior Vice Presidents; or

      (h) the Company's failure to obtain from any successor a satisfactory agreement to assume and perform the terms of this Agreement.

      5. TERMINATION FOR GOOD CAUSE. The Company retains the right to terminate Farrington for "Good Cause," in which event he shall not be entitled to receive any payment or benefits pursuant to this Agreement. "Good Cause" shall mean:

      (a) Farrington's conviction, by a court of competent jurisdiction, of a crime adversely reflecting on his honesty, trustworthiness or fitness to carry out the responsibilities of his position with the Company in other respects; or

      (b) a willful breach by him of any material duty or obligation imposed upon him under the terms of his employment, as those terms existed immediately prior to any Change in Control Event, and his failure to cure such breach within thirty (30) days after receiving notice thereof from the Company.

      6. NOTICES. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mails, certified or registered mail postage prepaid and addressed as follows:

 To Farrington:     Hugh G. Farrington
                    Lighthouse Point Road
                    Cape Elizabeth, Maine 04107

 To the Company:    Hannaford Bros.  Co.
                    P. 0. Box 1000
                    Portland, Maine 04104

                    Attention: Senior Vice President-Human Resources

      Either party may change by notice to the other the address to which notices to it are to be addressed.

      7. APPLICABLE LAW, TAXES, BINDING AGREEMENT, SEVERABILITY,
 CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, except as to any matter which is preempted by federal law.

      Notwithstanding anything to the contrary herein contained, the Company may withhold from any amounts payable under this Agreement all federal, state or other taxes or assessments which may be required by applicable statute or regulation to be withheld.

      This Agreement shall be binding upon and inure to the benefit of Farrington, his heirs, assigns, executors and legal representatives; and the Company, its successors and assigns.

      If any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

      The Outside Directors shall have the authority to construe and interpret this Agreement on behalf of the Company, and any such determination by the Outside Directors shall be conclusive on the Company.

      8. EXECUTION OF FURTHER DOCUMENTS. In the event Farrington receives payments or benefits pursuant to the terms hereof and the Company's independent counsel deems it necessary for the Company to receive a release or other acknowledgment, Farrington agrees to execute any such document, as may be reasonably required as a condition of his receipt of such payment or benefits.

      9. AMENDMENT AND WAIVER. The Agreement may be amended only in writing, by the Parties hereto, and no condition or provision of the Agreement may be waived except in writing. Waiver by either party at any time of the other party's breach of, or failure to comply with, any condition or provision of this Agreement to be performed by such other party shall not be deemed a waiver of any other provision or condition at the same time or of any provision or condition at any prior or subsequent time, unless specifically stated therein.

      10. FUNDING. This Agreement shall not be construed to create or require the Company to create a trust or to otherwise act to fund the amounts payable hereunder.

      11. ASSIGNMENT. Except as required by law, the right to receive payments hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such payments to be so subject shall not be recognized by the Company.

      12. ARBITRATION. In recognition of the mutual benefits of arbitration, the parties hereby agree that arbitration as provided for herein shall be the exclusive remedy for resolving any claim or dispute arising under this Agreement, and hereby mutually waive any and all other remedies at law or in equity for determining any such claim or dispute.

      (a) Any arbitration under this Agreement, and any related judicial proceeding, shall be initiated and shall proceed pursuant to the provision's of the Maine Uniform Arbitration Act (the "Act") and, to the extent consistent with the Act, the then prevailing rules of the American Arbitration Association (the "Association") for labor and employment contracts. To initiate arbitration hereunder demand shall be given in writing to the Association and the other party no later than one year after the claim arises. Any claim for which such demand is not made within one year after the claim arises shall be barred and discharged absolutely.

      (b) Any arbitration under this Agreement shall be before a single arbitrator, and an award in such arbitration may include only damages which the arbitrator determines to be due under express provisions of this Agreement. The arbitrator shall have no authority to award any other damages, including without limitation, consequential and exemplary damages. Any award in arbitration shall be subject to enforcement and appeal pursuant to the Act.

      (c) The parties shall share equally all costs and fees charged by the Association or the arbitrator.

      13. LIMITATION ON AMOUNT TO BE PAID. If payment of any amount under this Agreement would cause Farrington to be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code (as amended from time to time) or the regulations thereunder, then such amount shall not be paid to the extent necessary to avoid the imposition of such tax. The preceding sentence shall apply only if the aggregate amount payable to Farrington or for his benefit under the Agreement, after payment of such excise tax, would be less than the aggregate amount payable in accordance with the preceding sentence.

      14. NO ADDITIONAL EFFECT. Except as expressly provided herein, nothing contained herein shall confer upon Farrington any specific period of employment, right to be retained in the service of the Company or other rights, nor shall this Agreement be construed to otherwise limit the rights of the Company to discharge or take other action with respect to Farrington.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

 Witness:                          HANNAFORD BROS.  CO.


                                 By
 Its



 Hugh G. Farrington